UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2016

STRATA SKIN SCIENCES, INC.
(Exact Name of Registrant Specified in Charter)

Delaware	000-51481	13-3986004
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   215-619-3200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on October 31, 2016, Michael R. Stewart resigned as our President and Chief Executive Officer and as a member of our Board of Directors (our "Board").  We entered into a severance agreement and general release with Mr. Stewart and into a separate consulting agreement.  Under the severance agreement, we will (i) pay Mr. Stewart an amount equal to 12 months of his current base salary ($375,000) in equal monthly installments in accordance with our normal payroll practices, and (ii) reimburse Mr. Stewart on a monthly basis for a portion of the premium for his continued participation in our group health coverage pursuant to COBRA until the earlier of the date that is 12 months from the termination date or the date he becomes eligible for coverage from another employer or otherwise becomes ineligble for COBRA.  Also, any vested options as of the termination date shall continue to be exercisable until the later of 90 days or the termination of his consulting agreement.
We entered into a consulting agreement with Mr. Stewart, pursuant to which Mr. Stewart will provide consulting services to us for a term of six months.  We will pay Mr. Stewart a monthly consulting fee of $12,500 during the term of the consulting agreement.
On October 31, 2016, our Board appointed Frank J. McCaney to our Board and as our President and Chief Executive Officer.  Mr. McCaney was most recently the chief executive officer of Corpak MedSystems, a private equity-backed medical device company in the field of enteral feeding.  Corpak was sold to Halyard Health (HYH: NYSE) for $174 million in May 2016. Prior to Corpak, he was the founder and CEO of Nitric BioTherapeutics, a venture backed-medical technology company from 2006 until 2012.  Prior to Nitric Bio, he was a senior  executive at Viasys Healthcare, Inc. (VAS: NYSE), a medical technology company focusing on respiratory, neurology, medical disposable and orthopedic products and had a lead role in spinning Viasys out of Thermo Electron Corporation (TMO: NYSE).  While at Viasys, Mr. McCaney had several responsibilities including strategy, business development and investor relations.  He currently serves as a director of Diasome Pharmaceuticals, a privately-held company.
Effective October 31, 2016, we entered into an employment agreement with Mr. McCaney.  Under the terms of the agreement, Mr. McCaney will receive a base salary of $375,000 and will be eligible to receive a bonus of up to 50% of his base salary per annum, starting for fiscal year 2016, based on achievement of specified milestones, as determined by our Board based upon annual budgets approved by our Board from time to time, provided that the cash bonus for 2016 shall be prorated based upon the portion of such fiscal year during which Mr. McCaney was employed pursuant to the agreement.

In addition, Mr. McCaney was granted options to purchase up to 1,550,000 shares of our common stock, having a term of ten years, as follows: (i) 542,500 shares vesting in three substantially equal installments on the first, second and third anniversaries of October 31, 2016; and (ii) up to 1,007,500 shares vesting in three substantially equal annual installments upon a determination by our Board that we have achieved the following milestones for each of the 2017, 2018 and 2019 fiscal years, respectively: (A) one-third if we achieve the revenue plan established by our Board for such year, (B) one-third if we achieve the EBITDA plan established by our Board for such year, and (C) one-third if we achieve the goals established by our Board for such year; provided that any such stock option that has not vested with respect to any particular year due to the failure to satisfy a milestone condition for that year will terminate as of the end of that year and will no longer become exercisable.  If (i) we undergo a change of control before the stock option vests in full and (ii) Mr. McCaney is not offered post-change of control employment by us or any successor entity, or if offered such post-change of control employment and Mr. McCaney terminates his employment for good reason (as those terms are defined in the employment agreement) within a period of 30 days after the date of the change of control, conditioned upon his execution of a release satisfactory to us, all such stock options that have not previously terminated shall accelerate and shall vest in full upon the effective date of the termination of Employee's employment.
In the event of a change of control, as defined in the agreement, and (a) Mr. McCaney has not been offered post-change of control employment by us or any successor entity or (b) Mr. McCaney is offered such post-change of control employment, and he terminates his employment for good reason, as defined in the agreement, within 30 days after the date of change of control, in addition to payment of his base salary and any cash bonus earned through the date of termination, Mr. McCaney will be entitled to receive, conditioned upon his execution of a release satisfactory to us, severance in the amount of his then current base salary for 18 months.  In the event we terminate Mr. McCaney's employment other than for cause or upon a change of control or by reason of his death or disability or his voluntary decision to terminate, in addition to payment of his base salary and any cash bonus earned through the date of termination, Mr. McCaney will be entitled to receive, conditioned upon his execution of a release satisfactory to us, severance in the amount of his then current base salary for 12 months.
The agreement contains customary non-competition, non-solicitation, non-disparagement and confidentiality provisions.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Exhibit Description
(d)	Exhibits.

The following press release is furnished as an exhibit to this Current Report on Form 8-K pursuant to Item 2.02 and shall not be deemed to be "filed":

99.1 Press Release dated November 1, 2016 issued by STRATA Skin Sciences, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
STRATA SKIN SCIENCES, INC.
By:	/s/ Christina Allgeier
Christina Allgeier
Chief Financial Officer

Date:  November 1, 2016